EXHIBIT 23.7

[Merrill Lynch, Pierce, Fenner & Smith Incorporated Letterhead]

October 21, 2011

The Board of Directors

Ecolab Inc.

Ecolab Center

370 N. Wabasha Street

St. Paul, Minnesota 55102

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 19, 2011, to the Board of Directors of Ecolab Inc. (“Ecolab”) as Annex B to, and to the reference thereto under the headings “Summary—Opinion of Ecolab’s Financial Advisor” and “The Merger—Opinion of Ecolab’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Ecolab and Nalco Holding Company, which joint proxy statement/prospectus forms a part of Amendment No. 2 to Ecolab’s Registration Statement on Form S-4 to which this consent is filed as an exhibit.  In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the amended Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED